Exhibit 16.1

101 Larkspur Landing Circle Suite 321
Larkspur, California 94939
T: 1-415-448-5061
www.rbsmllp.com

CHANGE OF AUDITORS LETTER

June 6, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by BIGtoken, Inc., included under Item 4.01 of its Form 8-K which we understand will be filed with the Securities and Exchange Commission, dated June 6, 2022. We agree with the statements solely concerning our Firm, and we are not in a position to agree or disagree with any of the statements made in such Form 8-K.

Very truly yours,

RBSM LLP

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